EXHIBIT 10.2

H. Paulin & Co., a division of The Hillman Group Canada ULC 55 Milne Avenue Toronto, ON M1L 4N3 Telephone (416) 694-3351 Fax (416) 694-1869

Private and Confidential

February 26, 2015

Jeff Jonsohn

Dear Jeff,

This letter is to confirm the agreement made between you and H. Paulin & Co., A Division of The Hillman Group Canada ULC (the “Company”) respecting the termination of your employment with the Company, which is to occur on June 30, 2015 ( the “Retirement Date”).

The Company has been extremely fortunate to have benefited from your experience, hard work and loyalty during your employment.  You have consistently contributed in a positive manner to the growth and morale of this Company.

Regarding your Employment Agreement and the conversations you have had with me, the following sets out the agreement which has been made between you and the Company with respect to the termination of your employment:

1.
You will continue to receive all compensation and benefits payable to you under your Employment Agreement with the Company up to and including the 30th day of June, 2015. Such compensation includes your current base salary, paid vacation, car expenses, reimbursement for expenses, employee benefits and your entitlement to participate in the Company’s performance based bonus plan, which said entitlement will be paid to you on a pro-rated basis by no later than 90 days after the Company’s fiscal year-end of December 31st, 2015

2.
You will further receive Eighteen (18) month’s base salary for a total payment of $385,500.00, less applicable statutory deductions, paid according to the regular bi-weekly payroll schedule beginning the day after your actual retirement date

3.	Your RRSP 2015 contribution of $24,930 will be paid to you by the Company by no later than November 15, 2015.

4.	You will receive continued use of your vehicle (paid by the Company) through February 19, 2016.

5.	You will continue to receive health, dental and other applicable benefits continued until February 19, 2016.

Should you die or become disabled before all payments have been made to you under this agreement, all unpaid payments set out herein will be paid to your estate if you die or to you if you are disabled.

As you may be aware, your contract terms include the signing of a release. Please sign a duplicate copy of this letter as and where indicated below and return it to Douglas Roberts via email or regular mail by no later than March 1, 2015. You will also need to sign the release attached to your contract at the time of your actual retirement, but it is agreed that the Release shall not be treated or considered as a release or waiver of any rights, claims and actions which you have and which you may hereafter have against the Company and any of the Released Parties arising out of or under the agreement respect to the termination of your employment, as confirmed by and set out in this letter.  If any provision in the said Release is in conflict with or inconsistent with any of the terms set out in this letter, the terms of this letter shall govern and prevail.

If you have any questions, please let me know.

Manufacturers of Automotive, Industrial and Hardware Fasteners • Fittings • Nails	Moncton • Montreal • Toronto • Winnipeg • Edmonton • Vancouver • Cleveland • Flint

H. Paulin & Co., a division of The Hillman Group Canada ULC 55 Milne Avenue Toronto, ON M1L 4N3 Telephone (416) 694-3351 Fax (416) 694-1869 Website www.hpaulin.com

Sincerely,

/s/  Richard Paulin

Richard Paulin
President, The Hillman Group Canada, ULC
I have authority to bind the Company

To:  The Hillman Group Canada, ULC   (the “Company”)

I confirm the above letter sets out the agreement made between me and the Company with respect to the termination of my employment.

Dated February 26, 2015

/s/  Jeff Jonsohn
Jeff Jonsohn

Manufacturers of Automotive, Industrial and Hardware Fasteners • Fittings • Nails	Moncton • Montreal • Toronto • Winnipeg • Edmonton • Vancouver • Cleveland • Flint